Exhibit 99.1

Contact:	US Unwired Ed Moise, Investor Relations (337) 310-3500 ir@usunwired.com

US UNWIRED INC. ANNOUNCES TENDER OFFER FOR ANY AND ALL OF ITS

13 3/8% SENIOR SUBORDINATED DISCOUNT NOTES DUE 2009

Lake Charles, LA (May 12, 2004) — US Unwired Inc. (OTC Bulletin Board:UNWR) today announced that it has offered to purchase for cash any and all of its $400,000,000 aggregate face amount of 13 3/8% senior subordinated discount notes due 2009 (the Notes).

Holders who validly tender their Notes prior to 5:00 p.m., EST, on May 25, 2004 (the Consent Date), will receive total consideration of $1,050 per $1,000 face amount of Notes accepted for purchase, consisting of a tender price of $1,020 per $1,000 face amount of Notes (the Tender Offer Consideration) and a consent payment of $30 per $1,000 face amount of Notes (the Consent Payment; the Tender Offer Consideration together with the Consent Payment, the Total Consideration). Holders who validly tender their Notes by the Consent Date will receive payment on the initial payment date, which is expected to be promptly following the satisfaction of the Financing Condition described below. The Consent Payment relates to a consent solicitation being conducted concurrently with the tender offer to eliminate certain events of default and restrictive covenants from US Unwired’s indenture governing the Notes.

The offer is scheduled to expire at midnight EST, on June 9, 2004, unless extended or earlier terminated (the Expiration Date). Holders who validly tender their Notes after the Consent Date and prior to the Expiration Date will receive the Tender Offer Consideration of $1,020 per $1,000 face amount of Notes accepted for purchase. Holders who validly tender their Notes after the Consent Date will not receive the Consent Payment. Payment for Notes tendered after the Consent Date will be made promptly after the Expiration Date.

The offer is subject to the satisfaction of certain conditions, including there being validly tendered and not validly withdrawn at least a majority of the aggregate face amount of the Notes outstanding and US Unwired having available funds sufficient to pay the aggregate Total Consideration from an offering of debt securities (the Financing Condition).

US Unwired has been in discussions with certain holders of the Notes regarding a potential exchange of all or a portion of such holders’ Notes for common stock of US Unwired. Any such exchange would be effected pursuant to Section 3(a)(9) of the Securities Act of 1933, as amended. There can be no assurance that any such exchange will be consummated, but if consummated (which would require approval of the Board of US Unwired), the amount of Notes sought to be purchased in the Offer will be reduced by the face amount of the Notes so exchanged.

The complete terms and conditions of the offer are set forth in an Offer to Purchase and Consent Solicitation Statement that is being sent to holders of Notes. Copies of the Offer to Purchase and Consent Solicitation Statement may be obtained from the Information Agent for the Offer, D.F. King & Co., Inc., at (800) 290-6431 (US toll-free) and (212) 269-5550 (collect).

This announcement is not an offer to purchase or a solicitation of an offer to purchase any securities. The offer will be made solely by the Offer to Purchase and Consent Solicitation Statement dated May 12, 2004.

Lehman Brothers is the sole Dealer Manager and Solicitation Agent for the Offer to Purchase and Consent Solicitation. Questions regarding the Offer to Purchase and Consent Solicitation may be directed to Lehman Brothers, Inc. Liability Management Group, at (800) 438-3242 (US toll-free) and (212) 528-7581 (collect).

About US Unwired

US Unwired Inc., headquartered in Lake Charles, La., holds direct or indirect ownership interests in five PCS affiliates of Sprint: Louisiana Unwired, Texas Unwired, Georgia PCS, IWO Holdings and Gulf Coast Wireless. Through Louisiana Unwired, Texas Unwired, Georgia PCS and IWO Holdings, US Unwired is authorized to build, operate and manage wireless mobility communications network products and services under the Sprint brand name in 67 markets, currently serving over 650,000 PCS customers. US Unwired’s PCS territory includes portions of Alabama, Arkansas, Florida, Georgia, Louisiana, Mississippi, Oklahoma, Tennessee, Texas, Massachusetts, New Hampshire, New York, Pennsylvania, and Vermont. For more information on US Unwired and its products and services, visit the company’s web site at http://www.usunwired.com. US Unwired is traded on the OTC Bulletin Board under the symbol “UNWR”.

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